*090201*

**ROSS MILLER**
**Secretary of State**
**204 North Carson Street, Suite 1**
**Carson City, Nevada 89701-4520**
**(775) 684-6708**
**Website: www.nvsos.gov**

| Filed in the office of | Document Number 20110806691-84 |
| --- | --- |
| Ross Miller Secretary of State State of Nevada | Filing Date and Time 11/14/2011 8:00 AM |
| | Entity Number E0896172007-2 |

# Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

**(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)**

1. Name of corporation:

Onteco Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 of the Articles of Incorporation is hereby deleted and replaced with Exhibit A attached hereto regarding increase in authorized capital to 2,000,000,000 shares of common stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

# AMENDMENT TO ARTICLES OF INCORPORATION OF ONTECO CORPORATION

**Article 3 of the Corporation's Articles of Incorporation is deleted in its entirety and replaced with the following:**

**Article 3 Authorized Stock**

The Corporation is authorized to issue two classes of stock.

**Common Shares**

One class of stock shall be common stock, par value $0.001, of which the Corporation shall have the authority to issue 2,000,000,000 shares.

**Preferred Shares**

The second class of stock shall be preferred stock, par value $0.001, of which the Corporation shall have the authority to issue 100,000,000 shares.

The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitation, if any, as may be set forth in the bylaws of the Corporation.

The preferred stock may also be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of preferred stock."